Exhibit 10.3

April 27, 2023

Dear David-Alexandre:

Eledon Pharmaceuticals, Inc. (“Eledon” or the “Company”) and you are parties to the executive employment agreement dated September 9, 2020 (the “Employment Agreement”). The Company desires to provide certain additional benefits to you as described below. The Employment Agreement continues in effect, as amended and supplemented by this letter agreement (the “Letter Agreement”) pursuant to section 11(c) of the Employment Agreement. Capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Employment Agreement.

Performance Bonus. The Employment Agreement provides for your eligibility to receive the Performance Bonus upon the occurrence of, at any time during the Measurement Period, the market value of the Company’s Common Stock exceeding $1 billion either (i) for a period of 30 consecutive calendar days or (ii) upon a Change of Control of the Company. Notwithstanding anything to the contrary in the Employment Agreement, the market value of the Company’s Common Stock shall be determined by taking into account the total equity value of the Company, which shall mean the total value of all outstanding securities of the Company treated as equity securities under GAAP for purposes of the Company’s financial reporting (“Market Value”). The Compensation Committee shall be responsible for determining Market Value consistent with the Company’s financial reporting.

In addition, you will be eligible to receive a pro rata Performance Bonus, if upon the date of your termination of employment for any reason other than a termination by the Company for Cause (a “Qualifying Termination”), the Market Value is equal to or greater than $600 million, but less than $1 billion. If the Company achieves a Market Value equal to $600 million, the amount of the Performance Bonus will equal $6,000,000. If the Company achieves a Market Value between $600 million and $1 billion, the amount of the Performance Bonus will be pro-rated between the $6,000,000 threshold bonus and $10,000,000 maximum bonus using linear interpolation.

Notwithstanding anything to the contrary in the Employment Agreement, the Performance Bonus will be payable within 30 days following the earlier of your Qualifying Termination or the achievement of the Capitalization Milestone (including the achievement of the Capitalization Milestone in connection with a Change of Control, and as the Capitalization Milestone has been modified above to include a threshold payout at a $600 million Market Value).

Pursuant to Section 3(c) of the Employment Agreement, the Performance Bonus may be paid in cash, Common Stock or a combination of cash and Common Stock in the Company’s discretion. If the Performance Bonus is paid in Common Stock, the Company shall have the right at its

Exhibit 10.3

discretion to satisfy any applicable withholding taxes due upon payment of the Performance Bonus by withholding an appropriate number of shares of Common Stock otherwise issuable upon payment of the Performance Bonus.1

Retention Bonus. Pursuant to this Letter Agreement, you will also be eligible for a retention bonus (the “Retention Bonus”) upon the earlier of (1) the date of your Qualifying Termination, (2) the date of a Change of Control during the Employment Term, and (3) July 31, 2026 (such earliest qualifying date, the “Retention Bonus Date”). The Retention Bonus will be an amount paid in cash or shares of Common Stock equal to the product of 761,589 multiplied by the difference between the fair market value of the Common Stock on the Retention Bonus Date (which fair market value will be determined using the 90-day volume weighted average trading price for the 90 trading days preceding the Retention Bonus Date) over the fair market value of the Common Stock at the time of the closing of the Company’s PIPE transaction on April 28, 2023. The Retention Bonus will, however, be limited to a maximum of a $9.00 valuation of the Common Stock on the Retention Bonus Date (i.e., if the price of the Common Stock on the Retention Bonus Date exceeds $9.00, the Retention Bonus will be calculated using the $9.00 maximum price).

The Retention Bonus will be payable within 30 days following the Retention Bonus Date. The Company shall have the right (in the Company’s sole and absolute discretion) to pay the Retention Bonus in Common Stock and shall have the right at its discretion to satisfy any applicable withholding taxes due upon payment of the Retention Bonus by withholding an appropriate number of shares of Common Stock otherwise issuable upon payment of the Retention Bonus.1

Equity Acceleration. Pursuant to Section 7(c) of your Employment Agreement, if your employment is terminated by the Company without Cause or by you for Good Reason, you are entitled to 12 months of accelerated vesting of all outstanding equity awards subject to time-based vesting, subject to your execution of the release contemplated by the Employment Agreement. In addition, subject to your execution of the release contemplated by the Employment Agreement, any then-unvested and outstanding performance-based equity awards will (1) remain outstanding and eligible to vest if the applicable performance conditions are satisfied for 12 months following your termination of employment without Cause or for Good Reason, and (2) the term of such performance-based options will be extended until the earlier of (A) 90 days after the performance conditions are achieved and (B) the normal expiration date of such performance-based options. If the Board (or its Compensation Committee) determines that the performance conditions have not been satisfied, any performance-based options will immediately terminate. If your employment is terminated by the Company without Cause or by you for Good Reason in connection with a Change of Control pursuant to Section 7(c)(ii) of the Employment Agreement, subject to your execution of the release contemplated by the Employment Agreement, any then-unvested and outstanding performance-based equity awards will become fully vested at the target performance level.

Exhibit 10.3

[1] You agree to file a 10b5-1 plan that will allow you to sell the Company’s Common Stock to cover any tax due upon receipt of the Common Stock upon vesting of the Performance Bonus, the Retention Bonus, or the New Incentive Shares, to the extent the Company determines not to allow you to receive a net settlement for such benefits. The Company shall notify you no later than 10 business days prior to the delivery of shares underlying such benefits to you as to whether or not the Company will allow a net settlement of such benefits with the Company paying any tax amounts due pursuant thereto. Any such decision by the Company will be made by the Board.

Cancellation of Incentive Shares & New Award. You are currently entitled to receive an award of Incentive Shares pursuant to Section 4(c) of the Employment Agreement. In lieu of the Incentive Share award, you will be entitled to receive a proportionate grant of Common Stock that in the aggregate shall be equal to one percent of the total number of shares of Common Stock on a fully diluted basis (calculated in a manner consistent with Section 4(c) of the Employment Agreement) upon the first occurrence of (1) a majority of the Tranche C Warrants to Purchase Common Stock or Pre-Funded Warrants, held by the largest holder of such Warrants on the PIPE closing date, are exercised (the “Warrant Exercise”) following the PIPE Transaction and (2) the first date (the “Study and Hurdle Date”) that is six months after the date on which the topline data for the K207 kidney transplantation trial is available to the Company and where the Company’s Market Value is equal to or greater than $900 million for a period of 20 trading days (the “New Incentive Shares”). You will be entitled to receive the New Incentive Shares if the Warrant Exercise or Study and Hurdle Date either occurs at any time during the Employment Term or within the 12-month period following your termination of employment by the Company without Cause or by you for Good Reason. The New Incentive Shares shall be payable within 30 days following the first to occur of the Warrant Exercise and the Study and Hurdle Date, and the Company shall have the right (in the Company’s sole and absolute discretion) to pay the New Incentive Shares in cash, Common Stock or a combination of cash and Common Stock. Any shares of Common Stock issued as payment will be valued in the same manner as set forth in Section 4(c) of the Employment Agreement.

The Company hereby agrees that if the New Incentive Shares are paid in Common Stock, the Company shall have the right at its discretion to satisfy any applicable withholding taxes due upon payment of the New Incentive Shares by withholding an appropriate number of shares of Common Stock otherwise issuable upon payment of the New Incentive Shares.1

Except as amended and supplemented by this Letter Agreement, the Employment Agreement shall continue in effect and the terms of the Employment Agreement are incorporated into this Letter Agreement. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit 10.3

Thank you for your continuing contributions to the Company.

Sincerely,

Keith A. Katkin

EXECUTIVE ACKNOWLEDGEMENT

I agree to the terms and conditions set forth above and agree that this Letter Agreement amends and supplements the Employment Agreement.

/s/ David-Alexandre Gros _______________________

David-Alexandre Gros April 27, 2023